Exhibit 99.1

FOR IMMEDIATE RELEASE

BIGLARI HOLDINGS RESPONDS TO ADOPTION OF POISON PILL BY

CRACKER BARREL BOARD OF DIRECTORS

SAN ANTONIO, TX — September 23, 2011 — Sardar Biglari, Chairman and Chief Executive Officer of Biglari Holdings Inc. (NYSE: BH), issued the following statement regarding the adoption of a poison pill by the Board of Directors of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL):

Today the Board of Cracker Barrel implemented a restriction that effectively prevents any shareholder from purchasing more than 10% of the Company. The Board has created this poison pill as a response to our nonexistent interest in buying up to 49.9% of the Company. To implement an entrenchment strategy is one thing. But to say the stratagem results from our trying to do something we have repeatedly stated we are not going to do is more than disingenuous — it is misleading.

We filed a regulatory requirement with the Federal Trade Commission (FTC) and Department of Justice to give Biglari Holdings the option to purchase more than 10% of Cracker Barrel. But our intention was that even if we were to purchase additional stock, we would keep ownership well under 20%. (Besides, under Tennessee law, each share over an ownership of 20% cannot be voted by that stockholder.) In fact, as part of our FTC filing we specifically wrote to Cracker Barrel and provided a copy to the FTC stating that “Biglari Holdings is not seeking to acquire control of Cracker Barrel.” In meetings, we told Chairman Michael Woodhouse that we have purchased stock for investment purposes only.

Simply put, the 10% poison pill is part of the Board’s entrenchment scheme which must end because it affords Board members immunity, not accountability, and in doing so disenfranchises all shareholders. Because the Board cannot make a solid argument for the poison pill, its members are distorting our intentions even though we have told them and the regulatory authorities that we are not seeking control.

We are exposing the Board members’ contradictory comments, and we will continue to do so until, with your support, we remove unfit leadership.

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CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a director nominee at the 2011 annual meeting of shareholders of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”).

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 1,996,034 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.